                                                                      EXHIBIT 11

INDEPENDENT AUDITORS' CONSENT


The Corporate Fund Accumulation Program:



We consent to the use in Post-Effective Amendment No. 24 to Registration Statement No. 2-57060 of our report dated February 9, 1998 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the captions "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement and "General Information--Auditors and Financial Statements" appearing in the Statement of Additional Information.


Deloitte & Touche LLP

Princeton, New Jersey


April 9, 1998